Exhibit 99.1

Press Release

CONTACT:    Tricia Haugeto
                        (303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA APPOINTS VICTOR SANDOR, M.D., AS CHIEF MEDICAL OFFICER
Clinical oncology expert joins as company advances late-stage clinical programs

BOULDER, Colo., (September 11, 2014) - Array BioPharma Inc. (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients with cancer, today announced the appointment of Victor Sandor, M.D., as Chief Medical Officer.  Dr. Sandor will be responsible for leading clinical, medical and regulatory strategy and operations across the Array portfolio, including binimetinib, a MEK inhibitor in Phase 3 trials for ovarian cancer and melanoma, and filanesib, a KSP inhibitor for multiple myeloma. Dr. Sandor brings a wealth of experience in oncology/hematology drug development, following a successful track record in leadership positions at premier biopharmaceutical and pharmaceutical companies, including Incyte, Biogen, and AstraZeneca. In these roles, he was instrumental in bringing products such as Jakafi® (ruxolitinib), Arimidex® (anastrozole) and Faslodex® (fulvestrant injection) to the market and was responsible for advancing these and several other targeted- and immuno-therapies through clinical development for a broad range of cancer indications.

“Dr. Sandor’s leadership, experience and vision will strengthen our clinical development efforts as we advance our late-stage, wholly-owned assets toward commercialization,” said Ron Squarer, Chief Executive Officer, Array BioPharma. “With the possible near-term return of binimetinib to Array, his expertise will have significant impact on our long-term success.”

“I am pleased to join the Array team at such an exciting time in the company’s evolution,” said Dr. Sandor. “In addition to the impressive portfolio of clinical-stage assets in development by Array’s partners, I look forward to focusing on the development of binimetinib and filanesib, which each target patient populations with significant unmet medical need.”

Dr. Sandor has more than a decade of experience in the pharmaceutical and biotechnology industries. Prior to joining Array, he was Senior Vice President for Global Clinical Development at Incyte Corporation. In this role, he was instrumental in the development, approval and commercialization of the first JAK inhibitor, while leading clinical development, clinical operations, medical affairs and biostatistics across the entire portfolio, including responsibility for several novel mechanisms including PI3K, c-Met and IDO1 inhibitors. Prior to Incyte, Dr. Sandor was Vice President and Chief Medical Officer for oncology at Biogen Idec. He previously held positions of increasing responsibility in oncology product development at AstraZeneca, where he played an important role in the registration of Arimidex for adjuvant use, the development of Faslodex, and the development of several early stage programs through proof of concept. Dr. Sandor received his MD CM from

McGill University in Montreal, Canada, and completed his Fellowship in Medical Oncology at the National Institutes of Health in Bethesda, Maryland.

Dr. Sandor will replace Array’s prior Chief Medical Officer, Michael Needle, M.D., who is leaving the company to pursue other opportunities.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 studies are in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.
Array BioPharma Forward-Looking Statement:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential return of binimetinib to Array, Array’s clinical development plans and the contribution of Dr. Sandor to advancing Array’s drug development pipeline. These statements involve significant risks and uncertainties,  including those discussed in our annual report filed on form 10-K for the year ended June 30, 2014, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to predict determinations to be made by regulatory agencies and Novartis relating to the return of binimetinib to Array as a result of Novartis’ transaction with AstraZeneca, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of September 11, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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